EXHIBIT 2.11

                           LOAN AND SECURITY AGREEMENT

                            Dated as of July 16, 1997

                                     between

                                  NUMEREX CORP.

                                       and

                              UPLINK SECURITY, INC.


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                           LOAN AND SECURITY AGREEMENT

     This LOAN AND SECURITY AGREEMENT ("Agreement") is made and entered into as of this 16th day of July, 1997, between UPLINK SECURITY, INC. a Georgia corporation ("Borrower") and NUMEREX CORP., a Pennsylvania corporation ("Lender").

                                   BACKGROUND

     Borrower desires to establish financing arrangements with Lender to provide working capital to Borrower. Lender is willing to make loans and extensions of credit to Borrower under the terms and provisions set forth in this Agreement. For all purposes of this Agreement, the capitalized terms specified in Section 8 hereof shall have the meanings set forth in that section, except as otherwise specifically provided.

                                      Terms

     NOW, THEREFORE, in consideration of the terms and conditions set forth herein, and of any loans, advances, or extensions of credit heretofore, now or hereafter made to or for the benefit of Borrower by Lender, and intending to be legally bound hereby, the parties hereto agree as follows:

     1. Loans.

        1.1 Commitment for Loans. Subject to the terms and conditions hereof, including without limitation, satisfaction of the terms and conditions set forth on Schedule 1.1 attached hereto and incorporated herein by reference, and in reliance on the representations and warranties contained in this Agreement, Lender agrees to make loans (such loans being collectively referred to herein as the "Working Capital Loan") to Borrower at the times set forth on Schedule 1.1 attached hereto and incorporated herein by reference in an aggregate principal amount not to exceed at any one time the Commitment Amount. Lender shall have no obligation to make Working Capital Loans at any other times than as specified in
Schedule 1.1.


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        1.2 Note. Borrower's obligation to repay the Working Capital Loan with interest in accordance with the terms of this Agreement shall be evidenced by the Line of Credit Note (the "Note") in the amount of the Commitment Amount substantially in the form of Exhibit 1.2 attached hereto.

        1.3 Principal. Absent earlier acceleration after an Event of Default, Borrower shall repay the aggregate unpaid principal amount of the Working Capital Loan on one of the two bases set forth below:

            (A) If Lender exercises the First Call, the entire outstanding principal balance of the Working Capital Loan shall be due and payable on the date which is five (5) days after the closing of such First Call; or

            (B) If Lender does not exercise the First Call, (i) one third (1/3) of the then outstanding principal balance of the Working Capital Loan shall be due and payable on the fourth (4th) anniversary of the date hereof; (ii) one-half (1/2) of the then outstanding principal balance of the Working Capital Loan shall be due and payable on the fifth (5th) anniversary of the date hereof; and (iii) the remaining principal balance shall be due and payable on the sixth
(6th) anniversary of the date hereof.

        1.4 Interest. Interest on the unpaid principal amount of the Working Capital Loan will accrue at the rate of interest designated from time to time as the "prime rate" in the Money Rate section of The Wall Street Journal ("Prime Rate"). If for any reason, The Wall Street Journal is unavailable, "prime rate" shall be as quoted in another publication of comparable standing. The interest rate herein described shall fluctuate quarterly based on the "prime rate" as applicable on the first Business Day of each quarter to reflect fluctuations in the Prime Rate without notice to Borrower. Interest shall be calculated on the basis of a year of 360 days and on the actual number of days elapsed. All accrued and unpaid interest on the Working Capital Loan shall be paid along with each principal payment made in accordance with Section 1.3 above.

        1.5 Making the Working Capital Loan. Borrower shall give Lender notice no later than 12:00 noon (Eastern time) at


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least three (3) Business Days prior to the date of each proposed borrowing. Each such notice shall be in writing given by Borrower setting forth the amount of the proposed borrowing, which shall not exceed the amount permitted for such proposed borrowing in accordance with Schedule 1.1 attached hereto and incorporated herein by reference and shall attach the applicable financial statements which verify that the performance criteria set forth in Schedule 1.1 have been satisfied. Each such notice for a Working Capital Loan hereunder shall constitute a representation and warranty by Borrower that all the conditions in Sections 2 and 3, as the case may be, have been satisfied. Subject to the satisfaction of the terms and conditions hereof, including without limitation, the terms and conditions set forth on Schedule 1.1 attached hereto and incorporated herein by reference, Lender shall make the requested Working
Capital Loan available to Borrower by delivering by wire transfer, in immediately available funds, an amount equal to the borrowing to such account designated by Borrower.

        1.6 Prepayment. Borrower may prepay the Working Capital Loan, in whole or in part, at any time, without premium or penalty, by paying to Lender the amount to be prepaid with accrued interest thereon to the date of such prepayment by 12:00 noon (Eastern time) on any Business Day.

        1.7 Payment. Any principal, interest, fees or other obligations payable by Borrower hereunder shall be paid to Lender in immediately available funds before 12:00 noon (Eastern time) on their respective due dates at the office of Lender set forth in Section 9.1 hereof.

        1.8 Security for the Working Capital Loan.

            (A) Borrower hereby grants to Lender, as security for repayment of the Obligations, a first priority lien and security interest on all of Borrower's now owned or hereafter acquired, created or arising accounts, accounts receivable, contract rights, chattel paper, inventory, general intangibles, equipment, deposit accounts, instruments, documents and investment property (as each such term is defined in the UCC) and in any real property owned by such Borrower and all cash and non-cash proceeds (including without limitation, insurance proceeds of the foregoing (collectively, the "Collateral").


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            (B) This Agreement constitutes a security agreement under the UCC.
Borrower agrees to execute and/or deliver to Lender all mortgages, deeds of trust, security documents, assignments, software escrow agreements, financing statements, continuation and amendment statements, and other documents requested by Lender or its affiliates, from time to time to perfect, protect, defend and enforce Lender's liens, security interests and rights under this Agreement, all at Borrower's sole expense.

            (C) Each of the officers of Lender or its representative is hereby irrevocably made, constituted and appointed the true and lawful attorney for Borrower (without requiring it to act as such) with full power of substitution to do the following after the occurrence of an Event of Default (with such power being irrevocable and coupled with an interest): (1) endorse the name of Borrower upon any and all checks, drafts, money orders and other instruments for the payment of monies that are payable to Borrower and constitute collections on Borrower's Accounts or other dispositions of Collateral; (2) execute in the name of Borrower any financing statements, mortgages or deeds of trust; (3) execute in the name of Borrower schedules, assignments, instruments, documents and statements that Borrower is obligated to give Lender hereunder and send notices to third parties to make payments of proceeds of any Collateral directly to Lender; and (4) do such other and further acts and deeds in the name of Borrower that Lender may reasonably deem necessary or desirable to enforce any account or other Collateral or perfect Lender's security interest or lien in the Collateral.

            (D) In addition to all other rights, options and remedies granted to Lender under this Agreement, Lender may, upon the occurrence of an Event of Default, exercise any other rights granted to it under the UCC and any other applicable law, including, without limitation, the following rights and remedies:

                (i) the right to take possession of, send notices, and collect directly the Collateral, with or without judicial process;

                (ii) by its own means or with judicial assistance, enter any of Borrower's premises and take possession of the Collateral, or render it unusable, or dispose of the


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Collateral on such premises without any liability for rent, storage, utilities or other sums, and Borrower shall not resist or interfere with such action;

                (iii) require Borrower, at Borrower's expense, to assemble all or any part of the Collateral and make it available to Lender at any place designated by Lender.

Lender will give Borrower reasonable notice of the time and place of any public sale thereof or of the time after which any private sale or any other intended disposition thereof is to be made. The requirements of reasonable notice shall be met if such notice is mailed, postage prepaid, to the business address of Borrower shown in this Agreement at least ten (10) days before the time of the intended sale or disposition. Expenses of retaking, holding, preparing for sale, selling or the like shall include Lender's reasonable attorneys' fees and legal expenses incurred or expended by Lender to enforce any payment due it under this Agreement either as against Borrower or in prosecution or defense of any action or concerning any matter growing out of or in connection with the subject matter of this Agreement and the Collateral pledged hereinafter.

            (E) Lender shall have the right to proceed against all or any portion of the Collateral in any order and may apply such Collateral to the Obligations of Borrower to Lender in any order. All rights and remedies granted Lender hereunder and under any agreement referred to herein, or otherwise available at law or in equity, shall be deemed concurrent and cumulative, and not alternative remedies, and Lender may proceed with any number of remedies at the same time until all Obligations of Borrower to Lender, are satisfied in full. The exercise of any one right or remedy shall not be deemed a waiver or release of any other right or remedy, and Lender, upon the occurrence of an Event of Default, may proceed against Borrower, and/or the Collateral, at any time, under any agreement, with any available remedy and in any order.

                1.9 Use of Proceeds. Borrower shall use the proceeds of the Working Capital Loan for repayment of debt, fixed asset purchases and the working capital purposes of Borrower as set forth in the Business Plan furnished to Lender by Borrower and attached as Schedule 1.9 hereto.


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        1.10 Default Interest.

            Upon the occurrence of an Event of Default, interest on the outstanding amount of the Working Capital Loan and, to the extent permitted by law, all other Obligations (after as well as before judgment or the commencement of any bankruptcy or other insolvency proceeding) will accrue at a per annum rate equal to the Prime Rate plus two (2) percentage points ("Default Rate").

        1.11 Maximum Rate. Nothing contained in this Agreement or the Note shall require Borrower to pay interest at a rate prohibited by applicable statute. If interest payable to Lender on any date would be in a prohibited amount (as finally determined by a court of competent jurisdiction), it shall be automatically reduced to an amount which is not prohibited and any amounts paid in excess of the prohibited amount shall be applied to the reduction of the principal balance of the Working Capital Loan.

     2. Conditions Precedent to Effectiveness of the Commitment. The effectiveness of the Commitment is subject to the prior satisfaction of each of the following conditions:

        2.1 Representations. The representations and warranties of Borrower contained in this Agreement and in any other writings delivered to Lender pursuant hereto, or in connection herewith, on or prior to the date hereof, shall be true and correct in all material respects on and as of the date hereof.

        2.2 Deliveries to Lender. Lender shall have received on or before the date hereof the following, each in form and substance satisfactory to Lender and its counsel:

            (A) this Agreement and the Note, each duly executed and delivered by Borrower;

            (B) evidence of such insurance coverage with respect to the business, and operations of Borrower and the Collateral as Lender may reasonably request, with such insurance naming Lender as Lender Loss Payee and providing that such


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insurance shall not be terminated or cancelled without at least 30 days prior written
notice to Lender;

            (C) the following authorizing documents from Borrower: (i) a copy of the resolutions adopted by its board of directors (and if required its shareholders or other constituent governing body) certified by Borrower's authorized officer as of the date hereof, authorizing the execution, delivery and performance of this Agreement and the other Loan Documents); (ii) an incumbency certificate with such officers' signatures; (iii) a copy of Borrower's organization documents and all amendments thereto certified by the secretary of Borrower as of the date hereof; (iv) a copy of Borrower's bylaws or similar governance document, as amended, certified by the secretary of Borrower as of the date hereof; and (v) a good standing certificate from the Secretary of State of Borrower's state of organization and each state in which Borrower is doing business, where failure to qualify as a foreign corporation in good standing would have a material adverse affect on its business and prospects;

            (D) copies of all current licenses, certifications and financial information as Lender shall reasonably require;

            (E) a favorable written opinion of counsel to Borrower, dated the date hereof, as to such matters as Lender may reasonably request and such other approvals, opinions or documents as Lender may reasonably request;

            (F) all UCC-1 financing statements required by Lender to perfect Lender's security interest in the Collateral and a mortgage (or mortgages) granting to Lender a first lien security interest in the real property (if any) of each Borrower;

            (G) receipt by Lender of UCC-1 financing statement, judgment and state and federal tax lien searches against Borrower in each jurisdiction where Borrower or any of Borrower's assets are located which evidence that there are no liens or judgments against Borrower except Permitted Liens;

            (H) a consent agreement from Europlex Research Limited in favor of Lender whereby [Europlex Research Limited] agrees to allow Lender (if Lender so elects) to exercise the


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rights of Borrower under the License Agreement dated February 28, 1997 between
Borrower and Research Limited after the occurrence of an Event of Default.

            (I) a consent agreement from Bell South Wireless in favor of Lender whereby Bell South Wireless Inc. agrees to allow Lender (if Lender so elects) to exercise the rights of Borrower under the License Agreement dated November 24, 1995 between Borrower and Bell South Wireless Inc. after the occurrence of an Event of Default.

     3. Conditions Precedent to Working Capital Loans. The obligation of Lender to make each Working Capital Loan is subject to the satisfaction (the determination as to whether such conditions have been satisfied is to be made by Lender in its commercially reasonable judgment), at the time of each such proposed borrowing, of each of the following conditions:

        3.1 Representations; No Default. The representations and warranties contained in Section 4 of this Agreement and in any other writing delivered to Lender pursuant hereto on or prior to the date of such borrowing shall be true and correct in all material respects on and as of such date as though made on and as of such date (except to the extent of changes resulting from transactions permitted by this Agreement, changes disclosed in writing and accepted by Lender, and to the extent such representations and warranties expressly relate to an earlier date; provided that any disclosure indicating a Default or Event of Default shall not be deemed a waiver by Lender of such Default or Event of Default); and no Default or Event of Default shall have occurred and be continuing or would result from the making of the Working Capital Loan to be made on such date.

        3.2 Notice. Lender shall have received a notice for such borrowing pursuant to Section 1.5 hereof.

        3.3 No Violation. The making of the Working Capital Loan shall not contravene any law, rule or regulation enacted after the date hereof applicable to Lender.

        3.4 Certificate. Lender shall have received a certificate from the chief financial officer or chief executive officer of Borrower to the effect that each of the conditions in


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Section 3.1 hereof (without giving effect to Lender's satisfaction) has been satisfied.

        3.5 Performance Criteria. Lender shall be satisfied, in its commercially reasonable judgment, that Borrower shall have satisfied the applicable performance criteria set forth on Schedule 1.1 attached hereto and incorporated herein by reference.

     4. Representations and Warranties of Borrower. Borrower hereby represents and warrants to Lender as follows:

        4.1 Corporate Status.

            (A) Borrower is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has the power and authority to own its property and assets and to transact the business in which it is engaged. Borrower has no subsidiaries and is not a subsidiary of any other Person nor does Borrower operate any portion of its business through any other Person.

            (B) Borrower is duly qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or its ownership, leasing or operation or property requires such qualification, except where failure to so qualify would not have a material adverse affect on its business, property or assets. Borrower is qualified to transact business in the states listed on Schedule 4.1(B).

        4.2 Corporate Power and Authority. Borrower has the power and authority to execute, deliver and perform, as the case may be, the terms and provisions of this Agreement and the other Loan Documents, and Borrower has taken all necessary corporate or other action to authorize the execution, delivery and performance of the Loan Documents, the borrowings hereunder, the liens granted upon the Collateral pursuant hereto and the making and delivery of the Note and the other Loan Documents. This Agreement constitutes, and all other Loan Documents, when executed and delivered pursuant hereto, constitute or will constitute, the authorized, valid and legally binding obligations


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of Borrower, enforceable in accordance with their respective terms.

        4.3 No Violation of Agreements or Laws. Neither the execution and delivery of this Agreement or any of the other Loan Documents nor the consummation of the transactions herein or therein contemplated, nor compliance with the terms and provisions hereof or thereof, will violate any applicable provision of law or any applicable regulation, or any order, writ, injunction or decree of any court or governmental department, commission, board, bureau, agency or instrumentality or will conflict or will be inconsistent with, or will result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to impose) any lien, charge or encumbrance upon any of the property or assets of Borrower pursuant to the terms of any indenture, franchise, license, permit, mortgage, deed of trust, agreement or other instrument to which Borrower is a party or by which Borrower may be bound, or to which Borrower may be subject except for the lien granted to Lender pursuant to the terms hereof. No order, consent, approval or authorization of any public body, agency, commission or board is necessary for the execution, delivery and performance of this Agreement or any of the other Loan Documents, except for such orders, consents, approvals or authorizations which have been obtained.

        4.4 No Existing Violation or Default.

            (A) Borrower is not in violation of or in default under (i) its charter, by-laws or other organizational documents, (ii) the provisions of any material agreement to which it is a party, (iii) to the best of Borrower's knowledge, any applicable provision of law or any applicable regulation of any governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, Environmental Laws) or (iv) any order, decree or judgment of any court or governmental agency or body having jurisdiction over Borrower, which violation or default could, immediately or with the passage of time, have a material adverse affect on the Borrower and its business, properties and assets.


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            (B) No event of default or event that, but for the giving of notice or the lapse of time or both, would constitute an event of default, exists under any indenture, mortgage, loan agreement, note or other agreement or instrument for borrowed money or any lease, permit, license or other agreement or instrument to which Borrower is a party or by which Borrower is bound or to which any of its properties, assets or operations are subject, where a default with respect to which indenture, mortgage, loan agreement, note or other agreement would have a material adverse affect on the Borrower and its businesses, properties and assets.

        4.5 Capitalization of Borrower.

            (A) The authorized Capital Stock of (i) Borrower consists of 1,000,000 shares of common stock, par value $0.01, of which 161,050 shares are issued and outstanding as of the date hereof and 1,000,000 shares of preferred stock, par value $0.01, of which -0- shares are issued and outstanding as of the date hereof. All such outstanding shares of capital common stock have been duly authorized, are validly issued, fully paid and nonassessable and have been issued in compliance with applicable federal and state securities laws.

            (B) Except as set forth on Schedule 4.5(B), there are no (i) securities or obligations of Borrower convertible into or exchangeable for any Capital Stock of Borrower; (ii) warrants, rights or options to subscribe for or purchase from Borrower any such Capital Stock or any such convertible or exchangeable securities or obligations; or (iii) obligations of Borrower to issue such Capital Stock, any such convertible or exchangeable securities or obligations or any such warrants, rights or options. The stockholders of Borrower have no preemptive or similar rights with respect to the Common Stock or other ownership interests.

        4.6 Subsidiaries. Except for the entities listed on Schedule 4.6, Borrower has no subsidiaries or partnership interests in any Person. Borrower does not operate any portion of its business through any other Person, and Borrower is not a partner or co-venturer in any partnership or joint venture.


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        4.7 Litigation and Labor Disputes. Except as described on Schedule 4.7, there are no pending or, to the best of Borrower's knowledge, threatened actions, suits, proceedings, arbitrations or investigations against or affecting Borrower or any of its properties, assets or operations or with respect to which Borrower is responsible by way of indemnity or otherwise, and Borrower is not aware of any basis for any such action, suit, proceeding or investigation which may involve any material risk of final judgment, order or liability which, after giving effect to any insurance (the applicability of which is not disputed by the carrier) would have, or would create a material risk of a material adverse affect on the Borrower and its business, properties and assets. Borrower is not a party to any labor dispute.

        4.8 Good Title to Properties. Except as set forth on Schedule 4.8, Borrower has good and marketable title to its property (real and personal) and assets subject to no liens, mortgages, pledges, encumbrances or charges of any kind. To the best of Borrower's knowledge, all material properties held under lease by such Borrower are held under valid, subsisting and enforceable leases.

        4.9 License and Permits. Borrower has all franchises, agreements, licenses, permits and grants of authority (collectively, "Licenses") as are necessary to own, lease or operate its properties as currently owned, leased or operated and to conduct its business as currently conducted and all such Licenses are valid and in full force and effect, except where the failure to obtain such Licenses would not reasonably be expected to have a material adverse affect on Borrower. To the best of Borrower's knowledge, Borrower is in compliance in all respects with its obligations under such Licenses and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination of such Licenses, except where the failure to so comply would not reasonably be expected to have a material adverse affect on Borrower.

        4.10 Condition of Properties. All of the properties, equipment and systems of Borrower that are used by Borrower in the conduct of its business are in good repair, working order and condition, reasonable wear and tear excepted, and are and will be in compliance with all material standards or rules imposed by

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statute or by any governmental agency or authority under any agreements to which use of such property is subject, except where the failure to so comply would not have a material adverse affect on the Borrower's businesses, properties and assets.

        4.11 Environmental Matters. Except as disclosed on Schedule 4.11, Borrower (with respect to its properties) is not in violation of or subject to any existing, pending, and to the best of such Borrower's knowledge, threatened, investigation or inquiry by any governmental authority or any response costs or remedial obligations under any applicable Environmental Law. Borrower has not obtained and, to the best of Borrower's knowledge, except as disclosed on
Schedule 4.11, Borrower is not required to obtain any permits, licenses or similar authorizations to construct, occupy, operate or use any buildings, improvements, fixtures, or equipment forming a material part of its properties by reason of any applicable Environmental Law (except such permits, licenses and authorizations which have been obtained or for which applications have currently been submitted). To the best of Borrower's knowledge, no petroleum products, oil, or hazardous substances or solid wastes have been disposed of or otherwise released on or are otherwise located on any of its properties, except in accordance with applicable laws. To the best of Borrower's knowledge and without independent investigation, the use of its properties, as previously operated and hereafter intended to be operated by Borrower, will not result in the location on or disposal or other release of any petroleum products, oil, or hazardous substances or solid wastes on or to its properties, except in accordance with applicable laws. Borrower hereby agrees to remedy promptly and take such actions as reasonably necessary to remedy any violation of applicable Environmental Laws caused by Borrower with respect to its properties, to pay any fines, charges, fees, expenses, damages, losses, liabilities and response costs arising from or pertaining to the application of any such applicable Environmental Law to Borrower with respect to its properties.

        4.12 Outstanding Indebtedness. Except as set forth on Schedule 4.12, and after giving effect to the closing hereunder, Borrower has no Indebtedness.


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        4.13 Trademarks, Patents, Licenses, Etc. To the best of Borrower's knowledge, Borrower possesses all necessary intellectual property rights, trademarks, trademark rights, trade names, trade name rights, copyrights, copyright applications, patents, patent applications, patent rights and licenses needed to conduct its business as currently being conducted. Borrower knows of no, and Borrower has not received any notice of any, conflict between its intellectual property rights, trademarks, trademark rights, trade names, trade name rights, copyrights, copyright applications, patents, patent rights, patent applications and licenses and rights or claimed rights of any third party or any others. Borrower warrants to Lender that it has the full legal right to the intellectual property listed on Schedule 4.13 and that except as disclosed thereon, Borrower does not own any other intellectual property rights as described in this Section 4.13.

        4.14 Names and Locations. Neither Borrower nor any of its predecessors operates or does business, or, within the past five years, has operated or done business, under a fictitious, trade or assumed name, except the names set forth on Schedule 4.14. All of the locations at which Borrower conducts its business, and Borrower's chief executive office (indicated as such), are listed on
Schedule 4.14.

        4.15 Tax Returns and Payments. Borrower has filed all tax returns required by law to be filed by it and has paid all taxes, assessments and other governmental charges levied upon it and any of its respective properties, assets, income or franchises which are due and payable, other than those presently payable without penalty or interest.

        4.16 Compliance with ERISA. Borrower is in compliance with all applicable provisions of ERISA. With respect to any "pension plan" as defined in
Section 3(2) of ERISA, no accumulated funding deficiency or "reportable event" as defined in Section 4343 of ERISA and no termination of any plan subject to Title IV of ERISA has occurred.

        4.17 Financial Statements. The unaudited financial statements and related schedules and notes of Borrower for the fiscal year ended December 31, 1996, and the four month period ended April 30, 1997, have been prepared in accordance with GAAP


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applied on a consistent basis and present fairly the financial condition, results of operation and cash flows of Borrower as of such date and for the periods presented (subject to normal, year-end audit adjustments and excluding notes thereto).

        4.18 Undisclosed Liabilities. Except as set forth on Schedule 4.18, to the best of Borrower's knowledge, Borrower has no material liabilities or obligations of any nature, whether absolute, accrued, unmatured, contingent or otherwise, known or unknown, or any unsatisfied judgments or any unusual or extraordinary commitments, except the liabilities recorded on the balance sheet dated April 30, 1997.

        4.19 Disclosure. Neither this Agreement nor any other Loan Document delivered to Lender by or on behalf of Borrower in connection with the transactions contemplated by this Agreement contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in this Agreement and in such other documents, certificates or instruments, in light of the circumstances in which they were made, not misleading.

        4.20 Perfection and Priority. This Agreement and the other Loan Documents are effective to create in favor of Lender a legally valid and enforceable security interest in the Collateral and, when financing statements have been filed in the offices of the jurisdictions listed on Schedule 4.20 attached hereto, Borrower will have granted to Lender and Lender will have obtained a perfected first priority security interest in the Collateral superior in right to any and all other liens, security interests or encumbrances now or in the future.

     5. Affirmative Covenants.

        From and after the date hereof and so long as the Commitment is still in effect or any Working Capital Loan remains outstanding or unsatisfied, Borrower agrees to the following:

        5.1 Reporting Requirements. Borrower will furnish to Lender:

            (A) as soon as available and in any event within forty five (45) days after the end of each calendar quarter,


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unaudited financial statements of Borrower for the calendar quarter then ended, prepared in accordance with GAAP (subject to normal year-end audit adjustments and excluding notes thereto), and certified by the chief financial officer of Borrower to be true and correct;

            (B) as soon as available and in any event within seventy-five (75) days after the end of each calendar year of Borrower, financial statements of Borrower, prepared in accordance with GAAP, and including a balance sheet, a statement of income and expenses for the year then ended and which, at Lender's request, shall be audited by Ernst & Young, LLP or other independent certified public accounting firm acceptable to Lender;

            (C) as soon as available and in any event within thirty (30) days of the end of each calendar quarter, an aged accounts receivable report in sufficient detail to show amounts due by the account age classifications of thirty (30) days, sixty (60) days, ninety (90) days, one hundred twenty (120) days, and over one hundred twenty (120) days, certified by the chief financial officer of Borrower to be true and correct;

            (D) copies of the monthly, quarterly and annual reports provided to the board of directors of Borrower at or about the same time such reports are distributed to the board;

            (E) as soon as possible and in any event within five (5) Business Days after Borrower obtains knowledge of the occurrence of a Default or an Event of Default, or any material adverse change in the condition or operations, financial or otherwise of the Borrower, the written statement of the chief financial officer of Borrower setting forth the details of such Default, Event of Default, event or material adverse change;

            (F) promptly after the commencement thereof but in any event not later than five (5) Business Days after service of process with respect thereto on, or the obtaining of knowledge thereof by Borrower, notice of each action requesting injunctive relief and each action, suit or proceeding before any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality concerning the operations, financial or otherwise, of Borrower, which seeks damages or the imposition of penalties in excess of $50,000;

            (G) as soon as practicable and in any event within ten (10) Business Days of delivery to Borrower, a copy of any letter issued by Borrower's independent public accountants or other management consultants with respect to Borrower's financial or accounting systems or controls, including all so-called "management letters"; and

            (H) within a reasonable period of time after a request by Lender, such other information concerning the condition or operations, financial or otherwise, of Borrower as Lender may, from time to time, reasonably request.

        5.2 Use of Proceeds. Borrower will use the proceeds of the Working Capital Loan made hereunder for the purposes set forth in Section 1.9.

        5.3 Compliance with Laws, Etc. Borrower will comply in all material respects with all applicable laws, rules, regulations and orders, and all material contracts and agreements to which it or its properties are subject, paying before the same become delinquent all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or its properties, and paying all lawful claims which if unpaid might become a lien or charge upon any of its properties, except to the extent such taxes, assessments and governmental charges or levies are contested in good faith by proper proceedings which stay the imposition of any penalty, fine or lien resulting from the nonpayment thereof and with respect to which adequate reserves have been set aside for the payment thereof.

        5.4 Preservation of Existence, Etc. Borrower will maintain and preserve its existence, rights and privileges, and become or remain duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, and where the failure to so qualify would have a material adverse affect on its business, properties or assets.

        5.5 Obtaining of Permits, Etc. Borrower will obtain, maintain and observe all permits, licenses, authorizations, approvals and accreditation necessary or useful in the proper conduct of its business, except where the failure to do so will not have a material adverse affect on Borrower.

        5.6 Maintenance of Insurance. Borrower will maintain, with responsible and reputable insurance companies or associations, insurance (including, without limitation, comprehensive general liability, product liability, business interruption and hazard insurance) with respect to its properties and business, in such amounts and covering such risks, as is required by any governmental authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated or as is required by any Loan Document. The policies of all such insurance shall contain standard Mortgagee's or Lender's Loss Payable Clauses (and with respect to liability and interruption insurance, additional insured clauses) issued in favor of Lender under which all losses thereunder shall be paid to Lender as Lender's interest may appear.

        5.7 Maintenance of Properties, Etc. Borrower will maintain and preserve all of its properties necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply at all times with the material provisions of all leases to which it is, or becomes, a party or under which it now or hereafter occupies property, so as to prevent any material loss or forfeiture thereof or thereunder.

        5.8 Pension Plans. Borrower will comply in all material respects with all material requirements of ERISA and will notify Lender promptly upon receipt by Borrower of any notice of the institution of any proceeding or other action which may result in the termination of any employee plan under ERISA, and deliver to Lender, promptly after the filing or receipt thereof, copies of all reports or notices relating to such proceeding or related action which Borrower files or receives under ERISA with or from the Internal Revenue Service, the Pension Benefit Guaranty Corporation, or the U.S. Department of Labor.

        5.9 Environmental Compliance. Borrower will, with respect to its properties (now owned or hereafter acquired), comply in all material respects with applicable Environmental Laws, including, without limitation, obtaining, remaining in material compliance with, and maintaining all necessary permits, certificates, licenses, approvals and other authorizations required by such Environmental Laws, and filing when due all notifications, required by such Environmental Laws in connection with its ownership or use of any real estate or the operation of its business. Borrower shall not send any waste to any site listed or formally proposed for listing on the National Priority List promulgated pursuant to CERCLA or to any site listed pursuant to any similar state law on any state list of hazardous substance sites requiring investigation or cleanup.

        5.10 Intellectual Property. Borrower will promptly take all necessary and appropriate action to protect its respective copyrights, trademark, tradename and other intellectual property rights, including, without limitation, registering its copyrights, trademarks and sourcemarks with the United States Patent and Trademark Office and the United States Copyright Office.

        5.11 Inspections. Borrower shall permit Lender and any representative designated by Lender, to visit and inspect any of Borrower's property, assets, books and records, including, without limitation, Borrower's financial statements, and to discuss Borrower's affairs, finances and accounts with Borrower's officers and employees at such reasonable times after reasonable notice and as often as Lender may reasonably request, all at Borrower's sole cost and expense after the occurrence of an Event of Default (prior to an Event of Default, Lender shall bear the cost and expense of such inspections).

     6. Negative Covenants.

     From and after the date hereof and so long as the Commitment is still in effect or any Working Capital Loan remains outstanding or unsatisfied, Borrower shall not:

        6.1 Liens on Property. Create or suffer to exist, any lien, security interest or other charge or encumbrance, or any other type of preferential arrangement, upon or with respect to any of its properties, rights or other assets, whether now owned or hereafter acquired, other than the following (referred to collectively as "Permitted Liens", except as permitted hereunder):

            (A) the liens or security interests granted to Lender pursuant to this Agreement;

            (B) liens for taxes, assessments or other governmental charges which are non-delinquent or being contested in good faith and by appropriate proceedings and with respect to which proper reserves have been taken in accordance with generally accepted accounting principles;

            (C) deposits or pledges to secure obligations under workers' compensation, social security or similar laws, or under unemployment insurance; and

            (D) statutory liens arising by operations of law such as mechanics, materialmens, carriers and warehouse liens, which in the aggregate do not have a material adverse affect on the Borrower and its properties, assets and business.

        6.2 Indebtedness. Create, incur or suffer to exist any Indebtedness other than (A) Indebtedness to Lender, (B) purchase money liens or capital lease obligations not in excess of $100,000 at any one time outstanding or (C) the Indebtedness listed on Schedule 4.12 ("Permitted Indebtedness"), unless such Indebtedness has been expressly subordinated to the Indebtedness to Lender pursuant to a subordination agreement in form and substance satisfactory to Lender.

        6.3 Merger, Consolidation. Create any subsidiary or enter into any merger, consolidation or similar transaction, or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions), all or substantially all of its assets (whether now or hereafter acquired).

        6.4 Sale of Assets, Etc. Assign, lease or otherwise dispose of any of any material portion of its properties or assets (whether now owned or hereafter acquired) to any Person, other than sales in the ordinary course of business for a full and fair consideration.

        6.5 Guaranties, Etc. Except for existing corporate guarantees described in Schedule 6.5, assume, guarantee, endorse or otherwise become directly or contingently liable, including, without limitation, liable by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, or to supply funds, in connection with any Indebtedness of any other Person.

        6.6 Restrictions on Certain Amendments. Directly or indirectly, amend, and shall not suffer, cause or permit to be amended, the certificate of incorporation, by-laws or any other organizational document of Borrower without the consent of Lender, which consent will not be unreasonably withheld.

        6.7 Distributions. Declare or pay any dividends or make any distributions of any kind on its common stock or other equity securities.

        6.8 Change in Nature of Business. Make any material change in the nature of its business, or discontinue or liquidate any material part of its operations without the prior written consent of Lender which consent will not be unreasonably withheld.

        6.9 Transactions with Affiliates; Payments to Affiliates. Directly or indirectly enter into any transaction with an Affiliate on terms less favorable (including, but not limited to, price and credit terms) to Borrower than would be the case if such transaction had been effected at arms length with a Person other than an Affiliate. Borrower shall not make any payments of administrative or similar fees to any of its Affiliates, except for payments on account of the License Agreement dated February 28, 1997 between Borrower and Europlex Research Limited.

        6.10 Management Compensation. Increase the compensation (whether in salary, bonus, fringe benefits or securities) of directors, officers and management of Borrower, other than in the ordinary course of business.

        6.11 Limitation on Leases. Incur, create or assume any commitment to make any direct or indirect payment, whether as rent or otherwise, under any lease, rental or other arrangement for the use of real or personal property, or both, other than in the ordinary course of business.

        6.12 Inconsistent Agreements. Enter into any agreement containing any provision which would be violated or breached by any borrowing hereunder or by the performance by Borrower of its Obligations hereunder or under any Loan Document.

        6.13 Locations and Change In Names. Change the location of the principal place of business and chief executive office of Borrower or any other location of Borrower without thirty (30) days prior written notice to Lender.

        6.14 Redemptions. Except as otherwise provided in the Shareholders Agreement, directly or indirectly redeem, purchase or otherwise acquire, any of Company's or any subsidiary's equity securities.

        6.15 Issuances. Other than pursuant to the Purchase Agreement and the Shareholders Agreement, authorize, issue, or enter into any agreement providing for the issuance (contingent or otherwise) of, (x) any notes or debt securities containing equity features (including, without limitation, any notes or debt securities convertible into or exchangeable for equity securities, issued in connection with the issuance of equity securities or containing profit participation features) or (y) any equity securities (or any securities convertible into or exchangeable for any equity securities, including any warrants or stock options.

        6.16 Liquidations. Except as required by law, liquidate, dissolve or effect a recapitalization or reorganization in any form of transaction;

        6.17 Investments. Make or permit to exist, any investment other than:
(i) investments in short term obligations issued by, or guaranteed by, the United States Government, (ii) investments in negotiable certificates of deposit, bankers' acceptances or money market securities issued by any bank or branch of a bank having capital and surplus of at least $50 million in the aggregate at all times, and (iii) investments in commercial paper rated P1 or A1 by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively.

     7. Events of Default. Each of the following events shall constitute an event of default ("Event of Default") hereunder:

        7.1 Borrower shall fail to pay any principal of or interest on the Note (whether by maturity, voluntary or required prepayment, acceleration, demand or otherwise) or any amount payable hereunder or under any of the other Loan Documents within ten (10) days of notice being received by Lender to Borrower regarding such failure to pay; or

        7.2 Any representation or warranty made by Borrower in this Agreement, the Note or any of the other Loan Documents shall have been incorrect in any material respect when made; or

        7.3 Borrower shall fail to perform or observe any term, covenant, condition or agreement contained in this Agreement or any of the other Loan Documents or in any other agreement with Lender, including without limitation, the Stock Purchase Agreement or the Shareholders Agreement, provided however, that, with respect to the covenants set forth in Sections 5.3 through and including 5.10 hereof, Lender shall have thirty (30) days, and with regard to
Section 5.1, Lender shall have ten (10) days, from the date on which Borrower receives notice of such failure, to cure such failure to the satisfaction of Lender; or

        7.4 Borrower shall generally not be paying its Debts as they become due or shall admit in writing its inability to pay its Debts generally, or shall make a general assignment for the benefit of creditors; or any petition shall be filed by or against Borrower under the federal bankruptcy laws, or any other proceeding shall be instituted by or against any such person seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, reorganization, arrangement, adjustment or composition of it or its Debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for such person or for any substantial part of its property; or Borrower shall take any action to authorize or effect any of the actions set forth above in this paragraph and, in the case of the institution of any involuntary proceeding against Borrower, such proceeding shall not be discharged within sixty (60) days of its commencement; or

        7.5 Any material provision of this Agreement or any of the other Loan Documents shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by Borrower, or a proceeding shall be commenced by Borrower, or by any governmental agency or authority having jurisdiction over Borrower, seeking to establish the invalidity or unenforceability thereof, or Borrower shall deny that it has any liability or obligation purported to be created under this Agreement or the Loan Documents; or

        7.6 The sale of substantially all of the assets of Borrower; or

        7.7 Borrower shall default beyond any grace period under any agreement with any creditor of Borrower for borrowed money with an outstanding balance in excess of $50,000.00, if as a result of such default the holder of Borrower's obligations declares such obligation of Borrower due prior to its maturity date or prior to its regularly scheduled date of payment; or

        7.8 If any final judgment for the payment of money shall be rendered by any court of record against Borrower in excess of $100,000, in any single judgment or in the aggregate, and such outstanding judgment(s) have not been dismissed, stayed or which remain undischarged or unpaid for a period of sixty
(60) days after the entry thereof; or

        7.9 The issuance of any execution or distraint process against the Collateral; or

        7.10 (a) If a notice or notices of a lien, levy or assessment is filed of record with respect to a material portion of Borrower's assets by the United States government, or any department, agency or instrumentality thereof, or by any state, county, municipal or other government agency, or (b) if any taxes or Debts owing at any time hereafter to any one or more of such entities becomes a lien, whether choate or otherwise, upon any material portion or all of Borrower's assets unless, in the case of subclause (b) only, such liens are for taxes, assessments or other governmental charges which are non-delinquent or are being contested in good faith, with due diligence and by appropriate proceedings and with respect to which proper reserves have been taken in accordance with generally accepted accounting principles; or

        7.11 Borrower shall fail to amend its agreement with Bell South Wireless Inc. dated as of November 24, 1995 on terms and conditions reasonably satisfactory to Lender by September 1, 1997.

        7.12 Borrower does not own, free and clear of any liens or encumbrances the Central Message Processing Center upon or prior to the funding of $1,000,000 set forth under Item 2 of Schedule 1.1 hereof.

        Upon the occurrence of any Event of Default, the obligation of Lender to make any further advances hereunder and the Commitment shall immediately terminate, and, at the election of Lender, Lender may by notice to Borrower, (a) declare the Note and all interest thereon, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Note and all such interest, and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower; and (b) exercise any and all of its other rights under applicable laws, hereunder (including without limitation all rights and remedies under Section 1.8(D) and (E)) and under any of the other Loan Documents; provided, that no notice need be given to Borrower upon the occurrence of any Event of Default described in Section 7.4 and the Obligations shall be automatically accelerated.

     8. Definitions; Accounting and Other Terms.

        8.1 Definitions. As used in this Agreement, the following terms shall have the respective meanings indicated below (such meanings to be applicable equally to both the singular and plural forms of such terms):

        "Affiliate", as to any Person, means any other Person which directly or indirectly controls, is controlled by or is under common control with such Person, or any relative (by blood or marriage) of such Person.

        "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in the City of Philadelphia are authorized or required by law to close.

        "Capital Stock" means, with respect to any Person, any and all shares, partnership interests or equivalents (however designated and whether voting or non-voting) or such Person's capital stock, whether outstanding on the date hereof or hereafter issued.

        "Collateral" has the meaning given to such term in Section 1.8(A) hereof.

        "Commitment" means the obligation of Lender, subject to the terms and conditions of this Agreement, to make Working Capital Loans to Borrower in an aggregate amount not exceeding the Commitment Amount.

        "Commitment Amount" means an aggregate unpaid amount of principal outstanding under this Agreement not exceeding FIVE MILLION DOLLARS ($5,000,000).

        "Debt" or "Indebtedness" of any Person means, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments issued by such Person, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person under any lease of property, real or personal, the obligations of the lessees in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee, (v) all reimbursement obligations of such Person in respect of letters of credit or other similar instruments, (vi) all liabilities and obligations of others secured by a lien on any asset of such Person, whether or not such liabilities and obligations are otherwise an obligation of such Person, and (vi) all liabilities and obligations of others guaranteed by such Person.

        "Default" shall mean any event or occurrence which with the passing of time, the giving of notice, or both, could become an Event of Default.

        "Environmental Laws" means all statutes, laws, rules, regulations or judicial rulings pertaining to health or the environment applicable to the properties of Borrower, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as heretofore or hereafter amended, the Resource Conservation and Recovery Act of 1976, as heretofore or hereafter amended, and any other federal, state or local statute, law, rule, regulation, or judicial ruling, whether now or hereafter in existence, relating to, or imposing standards of conduct concerning the existence, release, disposal or handling of any waste, substance, or material (including, but not limited to, asbestos, petroleum products, radon and any substances that are considered hazardous or toxic).

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, together with the rules and regulations promulgated thereunder as in effect from time to time.

        "Event of Default" means any of the events set forth in Section 8 hereof.

        "First Call" has the meaning ascribed thereto in the Stock Purchase Agreement.

        "GAAP" means generally accepted accounting principles as in effect in the United States on the date hereof applied on a consistent basis.

        "Loan Documents" means, collectively, this Agreement, the Note and all other documents, instruments or agreements hereafter executed and delivered to Lender by Borrower or others, evidencing or otherwise relating to the Working Capital Loan and the Collateral.

        "Obligations" means all existing and future liabilities of Borrower to Lender, including, without limitation, indebtedness evidenced under the Note issued pursuant hereto, the Working Capital Loan, all fees and charges owing by Borrower to Lender, and all other liabilities and obligations of every kind or nature whatsoever of Borrower to

Lender, whether hereunder or otherwise, whether now existing or hereafter incurred, joint or several, matured or unmatured, direct or indirect, primary or secondary, related or unrelated, due or to become due, including, but not limited to, any extensions, modifications, substitutions, increases and renewals thereof, and substitutions therefor; the payment of all amounts advanced by Lender to preserve, protect, defend, and enforce its rights hereunder and in the Collateral in accordance with the terms of this Agreement; and the payment of all expenses incurred by Lender in connection therewith.

        "Permitted Indebtedness" has the meaning given to that term in Section
6.2 hereof.

        "Permitted Liens" has the meaning given to that term in Section 6.1 hereof.

        "Person" means an individual, corporation, partnership, association, limited liability company, joint-stock company, trust, unincorporated organization or joint venture, or a court or government or any agency or political subdivision thereof.

        "Shareholders Agreement" has the meaning ascribed thereto in the Stock Purchase Agreement.

        "Stock Purchase Agreement" means that certain Stock Purchase Agreement dated July 16, 1997 among Lender, Borrower and the shareholders of Borrower.

        "UCC" means the Uniform Commercial Code as adopted in the Commonwealth of Pennsylvania, as the same may be amended or supplemented from time to time.

        "Working Capital Loan" means the loans made pursuant to Section 1 hereof.

        8.2 Accounting and Other Terms. All accounting terms used in this Agreement which are not otherwise defined herein shall be construed in accordance with generally accepted accounting principles unless otherwise expressly stated herein. All terms used in this Agreement which are defined in
Article 9 of the Uniform Commercial Code in effect in the State of

Pennsylvania on the date hereof and which are not otherwise defined shall have the same meanings herein as set forth therein.

     9. Miscellaneous.

        9.1 Notices, Etc. Except as otherwise provided herein, all notices, requests, consents, demands, approvals and other communications hereunder shall be deemed to have been duly given, made, served or received if in writing and on the same day as sent when delivered personally or by telecopy, on the third day after being sent when mailed by certified mail, return receipt requested, postage prepaid, or on the next day after being sent when delivered by an overnight delivery courier, charges prepaid, to the respective parties to this Agreement as follows:

        (A) If to Borrower:

            Uplink Security, Inc.
            1395 South Marietta Parkway
            Building 200
            Suite 228
            Marietta, GA 30067
            Attention: John Collings
            Telecopy: 770-429-5533

            With a copy to:

            Wagner, Johnston & Rosenthal, P.C.
            3343 Peachtree Road, N.E.
            Atlanta Financial Center
            Suite 800, East Tower
            Atlanta, GA 30326-1044
            Attention: Craig A. Wagner, Esquire
            Telecopy: (404) 261-6779

        (B) If to Lender:

            Numerex Corp.
            2360 Maryland Road
            Willow Grove, Pennsylvania 19090
            Attention: John J. Reis
            Telecopy: (610) 892-0725
            with a copy to:

            Blank Rome Comisky & McCauley
            Four Penn Center
            Philadelphia, Pennsylvania 19103
            Attention: Barry H. Genkin, Esquire
            Telecopy: (215) 569-5555

        The designation of the person to be so notified or the address of such person for the purposes of such notice may be changed from time to time by similar notice in writing, except that any communication with respect to a change of address shall be deemed to be given or made when actually received by the party to whom such communication was sent. No other method of written notice is precluded by this Section.

        9.2 Amendments, Etc. No amendment of any provision of this Agreement or the Note shall be effective unless it is in writing and signed by Borrower and Lender, and no waiver of any provision of this Agreement or the Note, nor consent to any departure by Borrower therefrom, shall be effective unless it is in writing and signed by Borrower and Lender and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

        9.3 No Waiver; Remedies, Etc. No failure on the part of Lender to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of Lender provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law. The rights of Lender under any Loan Document against any party thereto are not conditional or contingent on any attempt by Lender to exercise any of its rights under any other Loan Document against such party or against any other person.

        9.4 Fees, Costs, Expenses and Taxes. Borrower will pay, on demand, all fees, costs and expenses (including without limitation attorneys' fees and costs) incurred by Lender in connection with the preparation, negotiation, analysis, execution, consummation, delivery, filing, and recording, if applicable, of any waiver or amendment of any Loan Document or in connection with the protection, preservation enforcement or defense of any of Lender's rights under the Loan Documents and the other documents to be delivered under the Loan Documents.

        9.5 Indemnity. Borrower agrees to indemnify Lender and its directors, its affiliates, officers, employees, agents and controlling Persons against, and to hold Lender and each such person harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees and expenses, incurred by or asserted against Lender or any such Persons arising out of, in any way in connection with, or as a result of (i) this Agreement, any of the other Loan Documents and the other documents contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations hereunder and thereunder and consummation of the transactions contemplated hereby and thereby, (ii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not Lender or any such Person is a party thereto, (iii) breach of any material representation, warranty or covenant hereof or (iv) environmental conditions. Borrower agrees to respond on Lender's behalf to any matter subject to subsections (iii) and (iv) above or, at Lender's election, to pay the reasonable costs of Lender's response. Borrower hereby waives and releases Lender from any and all losses, claims, damages, and liabilities, known or unknown, foreseen or unforeseen, which exist or which may arise in the future under common or statutory law. The provisions of this Section shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement or any other of the Loan Documents, the repayment of the Working Capital Loan, the invalidity or unenforceability of any term or provision of this Agreement, the Note or any other Loan Document, or any investigation made by or on behalf of Lender. All amounts due under this Section shall be payable on written demand therefor. Notwithstanding the foregoing, the Borrower shall not be liable to Lender under the foregoing indemnification provision to the extent that any loss covered thereby is judicially determined by a court of competent jurisdiction in a final non-appealable judgment to have resulted solely by reason of Lender's gross negligence or willful misconduct.

        9.6 Severability of Provisions. Any provision of this Agreement, or of any other Loan Document, which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or invalidity without invalidating the remaining portions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

        9.7 Insured Losses. In the event the Company receives proceeds from an insured loss, whereby Lender is designated as Lender Loss Payee and the proceeds do not exceed $200,000 Lender agrees to allow such proceeds to be used by the Company to restore or replace the property which was the subject of the insured loss. Where the amount of proceeds related to the loss is in excess of $200,000 the parties agree to negotiate, in good faith, the allocation of such proceeds.

        9.8 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns, except that Borrower shall not have the right to assign its rights hereunder or any interest herein, provided further however, that if such assignment or transfer by Lender occurs before the two hundred and seventyth (270th) day following the third anniversary of this Agreement, the assignee or transferee of such rights and obligations of the Lender hereunder shall also be the assignee or transferee of the rights of the Lender to exercise the First Call pursuant to Section 2.5 of that certain Stock Purchase Agreement of even date herewith.

        9.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

        9.10 Headings. The captions herein have been inserted solely for convenience of reference and in no way define, limit or describe the scope or substance of any provision of this Agreement.

        9.11 Entire Agreement. This Agreement and the other Loan Documents represent the entire agreement between the parties with respect to the transactions contemplated hereby and


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


supersedes all prior agreements and understandings, written or oral.

        9.12 Waiver of Jury Trial; Consent to Jurisdiction.

     EACH PARTY HERETO WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

     BORROWER IRREVOCABLY SUBMITS AND CONSENTS TO THE JURISDICTION OF ANY PENNSYLVANIA COMMONWEALTH COURT OR FEDERAL COURT SITTING IN PHILADELPHIA, PENNSYLVANIA OVER ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS, AND BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH PENNSYLVANIA COMMONWEALTH OR FEDERAL COURT. BORROWER AGREES THAT SERVICE OF COPIES OF ANY SUMMONS AND COMPLAINT AND ANY OTHER PROCESS WHICH MAY BE SERVED IN ANY SUCH ACTION MAY BE MADE AT THE ADDRESS SPECIFIED IN SECTION 9.1 IN THE MANNER PROVIDED BY LAW.

        9.12 Governing Law. This Agreement, the Note and any other Loan Documents shall be governed by, and construed in accordance with, the law of the Commonwealth of Pennsylvania.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                            UPLINK SECURITY, INC.

                                            By: /s/ John K. Collings
                                                -------------------------------
                                                Name:  John K. Collings
                                                Title: President

                                            Attest: /s/ Peter J. Quinn
                                                    ---------------------------
                                                    Name:  Peter J. Quinn
                                                    Title: Secretary


                                            NUMEREX CORP.

                                            By: /s/ John J. Reis
                                                -------------------------------
                                                Name:
                                                Title:



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